Exhibit 21.1

Subsidiaries of Chesapeake Oilfield Operating, L.L.C.

Name	State or Other Jurisdiction of Incorporation or Organization
Nomac Drilling, L.L.C.	Oklahoma
Compass Manufacturing, L.L.C.	Oklahoma
Thunder Oilfield Services, L.L.C.	Oklahoma
Performance Technologies, L.L.C.	Oklahoma
PTL Prop Solutions, L.L.C.	Oklahoma
Mid-States Oilfield Supply LLC	Oklahoma
Nomac Services, L.L.C.	Oklahoma
Great Plains Oilfield Rental, L.L.C.	Oklahoma
Oilfield Trucking Solutions, L.L.C.	Oklahoma
Hodges Trucking Company, L.L.C.	Oklahoma
Keystone Rock & Excavation, L.L.C.	Oklahoma
Chesapeake Oilfield Finance, Inc.	Delaware
Western Wisconsin Sand Company, LLC	Wisconsin